Exhibit (ii)

Dear [_____],

We are pleased to inform you that today we announced that Immune Design and Merck have signed an agreement pursuant to which Merck, through a subsidiary, will acquire Immune Design. I have attached the press release for your information.

Upon successful completion of the acquisition, we believe Immune Design’s technologies will be positioned for long-term success with Merck, a leading, research-driven biopharmaceutical company.

Until the acquisition is completed, we will continue our [clinical studies] or [research and development programs] or [business activities] as planned. If and to the extent changes arise, we will be sure to reach out.

I look forward to following up with you as we progress through this period.

Best regards,

[_____]

Notice to Investors/Important Additional Information Filed with the U.S. Securities and Exchange Commission

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Immune Design Corp. (“Immune Design”) stock. Cascade Merger Sub Inc. (“Purchaser”) has not commenced the tender offer described in this communication (the “Offer”). Upon commencement of the Offer, Merck Sharp & Dohme Corp. (“Merck”) and Purchaser will file with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the Offer, Immune Design will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the Offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov or by contacting the investor relations department of Immune Design at the email addresses included below.

Contact:

Sylvia Wheeler & Katalin Janos

sylvia.wheeler@immunedesign.com

katalin.janos@immunedesign.com

In addition to the solicitation/recommendation statement, Immune Design files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Immune Design at the SEC public reference room at 100 F Street, N.E., Washington, DC 201549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Immune Design’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication may contain certain forward-looking statements regarding Immune Design, including without limitation with respect to its business, the proposed tender offer and merger, the expected timetable for completing the transaction, the parties’ ability to satisfy the conditions to the Offer and the other conditions set forth in the definitive merger agreement among Immune Design, Merck and Purchaser (the “Merger Agreement”), and the possibility of any termination of the Merger Agreement. Completion of the Offer and merger contemplated by the Merger Agreement (the “Merger”) are subject to conditions, including satisfaction of a minimum tender condition and required regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the risk that not all conditions of the Offer or the Merger will be satisfied or waived; uncertainties regarding the two companies’ ability to successfully develop and market both new and existing products; uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; uncertainties as to the timing of the Offer and Merger; uncertainties as to how many of Immune Design’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the failure to complete the Offer or the Merger in the timeframe expected by the parties or at all; the outcome of legal proceedings that may be instituted against Immune Design and/or others relating to the Transactions; Immune Design’s ability to maintain relationships with employees or vendors; domestic and global economic and business conditions; and other risk factors described in Immune Design’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The reader is cautioned not to unduly rely on these forward-looking statements. Any forward-looking statements in this communication are based on information known to Immune Design on the date of this communication. Immune Design does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.